Vicor Corporation Reports Results for the Second Quarter Ended June 30, 2011 and Announces Declaration of Dividend

ANDOVER, MA -- (Marketwire - July 26, 2011) - Vicor Corporation (NASDAQ: VICR) today reported its financial results for the second quarter and six months ended June 30, 2011. The company also announced its Board of Directors has approved a cash dividend of $0.15 per share, payable on August 31, 2011, to shareholders of record at the close of business on August 9, 2011.

Revenues for the second fiscal quarter ended June 30, 2011, increased to $65,402,000, compared to $57,377,000 for the corresponding period a year ago, but decreased from $70,455,000 for the first quarter of 2011.

Gross margin increased to $27,309,000 for the second quarter of 2011, compared to $25,739,000 for the corresponding period a year ago, but decreased from $30,454,000 for the first quarter of 2011. Gross margin, as a percentage of revenue, decreased to 41.8% for the second quarter of 2011 compared to 44.9% for the second quarter of 2010, and decreased on a sequential basis from 43.2% for the first quarter of 2011.

Net income for the second quarter was $3,066,000, or $0.07 per diluted share, compared to a net income of $4,747,000, or $0.11 per diluted share, for the corresponding period a year ago and net income of $4,018,000, or $0.10 per diluted share, for the first quarter of 2011.

Revenues for the six months ended June 30, 2011, increased by 24.5% to $135,857,000 from $109,086,000 for the corresponding period a year ago. Net income for the six month period was $7,084,000, or $0.17 per diluted share, compared to net income of $6,699,000 or $0.16 per diluted share, for the corresponding period a year ago.

The 2011 provision for income taxes, which is based on an estimated annual effective tax rate for 2011, approximates a full statutory tax rate, as compared with the lower effective tax rate for 2010, due to the utilization by the end of 2010 of all Federal operating loss carry-forwards.

The consolidated book-to-bill ratio for the second quarter was 0.85, as compared to 0.94 for the first quarter of 2011. Total backlog at the end of the second quarter was $64,914,000, compared to $78,876,000, at the end of 2010.

Commenting on second quarter performance, Patrizio Vinciarelli, Chief Executive Officer, stated, "Vicor's bookings and revenues during the second quarter were negatively impacted by curtailed demand for bricks and custom products because of continued deferral of funding for defense electronics projects. Brick Business Unit revenues declined approximately 12% sequentially. Weakness in the defense market was partially offset by progress in other markets, led by our V.I Chip and Picor business units. V.I Chip experienced approximately 10% revenue growth sequentially, and continued to improve gross margins with higher volumes and efficiency initiatives."

Dr. Vinciarelli concluded, "As discussed at the June Shareholders meeting, Vicor is in a period of considerable strategic and organizational transition, as we've entered an exciting phase of evolution of the company with new product platforms and new approaches to reaching customers. We expect this transition to lead to significant growth rates starting in 2012, when we anticipate our revenue will be driven by meaningful contributions from new sources. We are announcing new products, implementing a multi-tiered distribution model, and aggressively pursuing new markets. The defining characteristics of Vicor products, power density and conversion efficiency, are becoming customer priorities, not just for the high end applications we have traditionally served, but for a broader range of applications and customers. Our value proposition is well-suited for today's increasingly power-conscious market, and we are adapting our strategy and organization to address these market opportunities with high performance, cost-effective solutions."

Depreciation and amortization for the second quarter of 2011 was approximately $2,773,000, and capital additions totaled $2,062,000. For the first six months of 2011, depreciation and amortization was $5,401,000, and capital additions were $5,035,000, compared to $4,957,000 and $4,814,000, respectively, for the first six months of 2010. Cash and cash equivalents increased by $13,379,000 to approximately $69,779,000 at the end of the second quarter of 2011 from $56,400,000 at the end of the first quarter of 2011. The cash dividend payable on August 31, 2011, will total approximately $6,300,000. There were no share repurchases during the quarter, and approximately $8,500,000 remains authorized for additional purchases under the company's stock repurchase plan.

As of June 30, 2011, the company held approximately $11,175,000, at par value, of auction rate securities classified as long-term investments purchased though broker / dealer affiliates of Bank of America NA. As previously disclosed, conditions in the market for auction rate securities and the repeated failure of auctions by which such securities are priced have led the company to classify its holdings as long-term investments and reduce their carrying value to an estimated market value. Based on the company's ability to access cash and other short-term investments and its expected operating cash flows, management does not anticipate the current lack of liquidity of holdings of auction rate securities will affect its ability to execute its current operating plan.

For more information on Vicor and its products, please visit www.vicorpower.com.

Earnings Conference Call

Vicor will be holding its investor conference call today, July 26, 2011, at 5:00 p.m. Eastern Time. Shareholders interested in participating in the call should call 866-953-6859 at approximately 4:50 p.m. and use the Passcode 53633407. Internet users can listen to a real-time audio broadcast of the conference call on the Investor Relations section of Vicor's website at www.vicorpower.com/irwebcast. Please go to the website at least 15 minutes prior to the call to register, download and install any necessary software. For those who cannot participate in the conference call, a replay will be available, shortly after the conclusion of the call, through August 10, 2011. The replay dial-in number is 888-286-8010 and the Passcode is 57907539. In addition, a webcast replay of the conference call will also be available on the Investor Relations section of Vicor's website at www.vicorpower.com/irwebcast beginning shortly after the conclusion of the call.

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Any statement in this press release that is not a statement of historical fact is a forward-looking statement, and, the words "believes," "expects," "anticipates," "intend," "estimate," "plans," "assumes," "may," "will," "would," "should," "continue," "prospective," "project," and other similar expressions identify forward-looking statements. Forward-looking statements also include statements regarding bookings, shipments, revenue, profitability, targeted markets, increase in manufacturing capacity and utilization thereof, future products, and capital resources. These statements are based upon management's current expectations and estimates as to the prospective events and circumstances that may or may not be within the company's control and as to which there can be no assurance. Actual results could differ materially from those projected in the forward-looking statements as a result of various factors, including those economic, business, operational and financial considerations set forth in the company's Annual Report on Form 10-K for the year ended December 31, 2010, under Part I, Item I -- "Business," under Part I, Item 1A -- "Risk Factors," under Part I, Item 3 -- "Legal Proceedings," and under Part II, Item 7 -- "Management's Discussion and Analysis of Financial Condition and Results of Operations." The risk factors set forth in the Annual Report on Form 10-K may not be exhaustive. Therefore, the information contained in the Annual Report on Form 10-K should be read together with other reports and documents the company files with the Securities and Exchange Commission from time to time, including Forms 10-Q, 8-K and 10-K, which may supplement, modify, supersede or update those risk factors. The company does not undertake any obligation to update any forward-looking statements as a result of future events or developments.

Vicor Corporation designs, develops, manufactures and markets modular power components and complete power systems based upon a portfolio of patented technologies. Headquartered in Andover, Massachusetts, Vicor sells its products primarily to customers in the higher-performance, higher-power segments of the power systems market, including aerospace and defense electronics, enterprise and high performance computing, industrial equipment and automation, telecommunications and network infrastructure, and vehicles and transportation markets.

VICOR CORPORATION

CONSOLIDATED STATEMENT OF OPERATIONS
(Thousands except for per share
 amounts)

                                        QUARTER ENDED      SIX MONTHS ENDED
                                         (Unaudited)         (Unaudited)

                                     ------------------- -------------------
                                      JUNE 30,  JUNE 30,  JUNE 30,  JUNE 30,
                                        2011      2010      2011      2010
                                     --------- --------- --------- ---------

Net revenues                         $  65,402 $  57,377 $ 135,857 $ 109,086
Cost of revenues                        38,093    31,638    78,094    60,023
                                     --------- --------- --------- ---------
  Gross margin                          27,309    25,739    57,763    49,063

Operating expenses:
  Sales & administration                13,022    12,061    27,202    23,941
  Research & development                 9,903     9,037    19,757    17,905
                                     --------- --------- --------- ---------
    Total operating expenses            22,925    21,098    46,959    41,846
                                     --------- --------- --------- ---------

Income from operations                   4,384     4,641    10,804     7,217

Other income, net                          546       425       348       492
                                     --------- --------- --------- ---------

Income before income taxes               4,930     5,066    11,152     7,709

Provision for income taxes               1,726       319     3,779       957
                                     --------- --------- --------- ---------

Consolidated net income                  3,204     4,747     7,373     6,752

Less: Net income attributable to
 noncontrolling interest                   138         0       289        53
                                     --------- --------- --------- ---------

Net income attributable to Vicor
 Corporation                         $   3,066 $   4,747 $   7,084 $   6,699
                                     ========= ========= ========= =========

Net income per share attributable to
 Vicor Corporation:

  Basic                              $    0.07 $    0.11 $    0.17 $    0.16
  Diluted                            $    0.07 $    0.11 $    0.17 $    0.16

Shares outstanding:
  Basic                                 41,798    41,686    41,785    41,676
  Diluted                               41,887    41,752    41,873    41,726

VICOR CORPORATION

CONSOLIDATED BALANCE SHEET
(Thousands)

                                                    JUNE 30,      DEC 31,
                                                      2011         2010
                                                   (Unaudited)  (Unaudited)
                                                  ------------ ------------
Assets

Current assets:
    Cash and cash equivalents                     $     69,779 $     49,279
    Accounts receivable, net                            34,484       38,825
    Inventories, net                                    36,177       35,489
    Deferred tax assets                                  2,527        2,164
    Other current assets                                 3,641        2,397
                                                  ------------ ------------
      Total current assets                             146,608      128,154

Long-term investments                                   11,721       18,417
Property and equipment, net                             50,456       50,848
Long-term deferred tax assets, net                       1,780        2,805
Other assets                                             4,535        4,688
                                                  ------------ ------------

                                                  $    215,100 $    204,912
                                                  ============ ============

Liabilities and Equity

Current liabilities:
    Accounts payable                              $     11,619 $     11,999
    Accrued compensation and benefits                    7,273        6,772
    Accrued expenses                                     3,132        3,138
    Income taxes payable                                   251          102
    Deferred revenue                                       741          689
                                                  ------------ ------------
      Total current liabilities                         23,016       22,700

Long-term deferred revenue                               2,411        2,178
Long-term income taxes payable                           1,058        1,022

Equity:
  Vicor Corporation stockholders' equity:
    Capital stock                                      165,738      164,436
    Retained earnings                                  140,875      133,791
    Accumulated other comprehensive loss                  (437)      (1,369)
    Treasury stock                                    (121,827)    (121,827)
                                                  ------------ ------------
      Total Vicor Corporation stockholders' equity     184,349      175,031
  Noncontrolling interest                                4,266        3,981
                                                  ------------ ------------
    Total equity                                       188,615      179,012
                                                  ------------ ------------

                                                  $    215,100 $    204,912
                                                  ============ ============

For further information contact:
James A. Simms
Chief Financial Officer
Tel: 978-470-2900
Fax: 978-749-3439